JONES SODA CO.

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement is made and entered into as of April 6, 2020 (“Effective Date”) between JONES SODA CO., a Washington corporation (“Company”), and Jennifer Cue, CEO of Company, who will become a consultant for the Company (“Consultant”).  In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. SEPARATION; SERVICES; COMPENSATION AND RELEASE
1.1 Separation. Consultant’s employment as an employee of the Company shall terminate effective April 6, 2020 (the “Termination Date”).

1.2 Services. Subject to the terms and conditions of this Agreement and at Company’s request and direction, Consultant will perform for Company the services (“Services”) described in Exhibit A and will report to the Company contact described in Exhibit A.

1.3Company Board of Directors.  Neither the termination of Consultant’s employment with Company nor this Agreement shall affect Consultant’s status as a director on Company’s Board of Directors; provided, that Consultant acknowledges and agrees that she shall not be eligible to receive any fees for service on Company’s Board of Directors during the Term of this Agreement. Consultant’s resignation as a director on Company’s Board of Directors will not have any effect or impact on this Agreement which will continue in full force and effect.

1.1 Compensation. As consideration for Consultant’s proper performance of the Services, Company will pay Consultant the compensation set forth in Exhibit A.

1.5  Payment of Attorney’s Fees. As consideration for Consultant entering into this Agreement, Company agrees to pay the attorney’s fees Consultant incurs in the drafting, negotiating and finalizing of this Agreement, up to a maximum of $7,500.00. On or before April 24, 2020, Company agrees to provide to the law firm of Frank Freed Subit & Thomas LLP the sum of $7,500.00 as and for attorney’s fees. This $7,500.00 will be paid to Frank Freed Subit & Thomas LLP through an ACH payment or by wiring the funds.

Release.

(a) Nonadmission of Liability.  This Agreement shall not be construed as an admission by Company that it acted wrongfully with respect to Consultant during her term as an employee of the Company.  Additionally, this Agreement shall not be construed as an admission by Consultant of any misconduct during her term as an employee of the Company.

(b) Release of Claims:  In exchange for the consideration and other benefits contained in this Agreement, which Consultant is not otherwise entitled to receive, Consultant and Consultant’s successors and assigns forever release and discharge Company, any of Company's subsidiaries or related or affiliated companies, and all of their respective officers, directors, shareholders, agents, employees, and all of their respective successors and assigns (collectively “Releasees”) from any and all claims, actions, causes of action, rights, or damages related in any way to Consultant’s employment by Company as an employee or the termination of such employment, including costs and attorneys' fees (collectively “Claims”) whether known, unknown, or later discovered, arising from any acts or omissions that occurred prior to the date Consultant signs this Agreement.

This release includes but is not limited to:  (i) any Claims under any local, state, or federal laws regulating employment, including without limitation, the Age Discrimination in Employment Act, the Civil Rights Acts, the Americans with Disabilities Act, and the Washington Law Against Discrimination (RCW 49.60 et seq.); (ii) Claims under the Employee Retirement Income Security Act; (iii) Claims under any local, state, or federal wage and hour laws; (iv) Claims alleging any legal restriction on Company’s right to terminate its employees; (v) Claims under express or implied contracts; or (vi) Claims alleging personal injury, including without limitation defamation, tortious interference with business expectancy, black listing, or infliction of emotional distress.

(c) No Claims:  Consultant represents that she has not filed any Claim with any court or agency against Company or Releasees concerning Claims released in this Agreement; provided, however, that this will not limit Consultant from filing an action to enforce the terms of this Agreement.  Consultant further represents that she has not transferred or assigned, or purported to assign, to any person or entity any claim, or any portion thereof or interest therein, related in any way to Company, its officers, employees, or agents (including, without limitation, any Claims). Consultant waives any right she may have to recover any damages or any other relief in any claim or suit brought by the Equal Employment Opportunity Commission or anyone else.

(d) Consideration Period.  Consultant acknowledges that she was advised that she has the right to have an attorney review this Agreement before signing it and that she has been given 21 calendar days in which to consider this Agreement and was given the option to sign the Agreement in fewer than 21 calendar days if she desired.

(e) Revocation Period.    Consultant understands that this Agreement will not be effective for 7 calendar days after it is signed by Company and Consultant, and that she can revoke this Agreement at any time during that 7 calendar-day period.  Company shall make no payments under this Agreement prior to expiration of this 7 calendar-day period.

(f) Voluntary Agreement.  Consultant understands and acknowledges the significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion or duress, and expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims.  Consultant acknowledges that Company advised Consultant to consult with legal counsel regarding any and all aspects of this Agreement, and that she has availed herself of that opportunity to the extent desired.  Consultant acknowledges that Consultant has carefully read and fully understands all of the provisions of this Agreement and has signed this Agreement only after full reflection and analysis.

2. TERM AND TERMINATION
2.1 Term. This term of this Agreement (the “Term”) shall commence on the Effective Date and will continue until the earlier of April 6, 2021 or termination as provided below.

2.2 Termination.  Company may terminate this Agreement immediately and without prior notice for “Cause.”  For the avoidance of doubt, any termination by Company of the Services shall not be deemed to in any way terminate the release provided by Consultant hereunder, which shall remain in full effect in accordance with its terms.  For purposes of this Agreement, “Cause” shall mean:

(a) Conviction of any or plea of guilty or nolo contendere to a crime that constitutes a felony or of a misdemeanor;

(b) Breach of Company’s Code of Ethics, Code of Conduct, Insider Trading Policy or Regulation FD Policy, or any other policy adopted by Company applicable to Consultant, as now in effect or as modified in the future;

(c) Breach and failure to cure within thirty (30) days of written notice by Company of any agreement between Consultant and Company (including, without limitation, this Agreement);
(d) Theft or embezzlement from Company; or
(e) Any attempt to obstruct or failure to cooperate with any investigation authorized by Company or any governmental or self-regulatory entity.

2.3 Survival. Upon termination, all rights and duties of the parties toward each other cease except that:
(a) Within 30 days of the effective date of termination, Company will pay all amounts owing to Consultant for Services through the date of termination; and
(b) Sections1.4, 2, 3, 4, 5, 6, 7, 8, 9 and 10 survive termination of this Agreement.

(c) This Agreement shall survive the filing for bankruptcy by the Company, a reverse merger of the Company,  ,a merger or consolidation of the Company with or into any other Company, an acquisition by an entity of the Company or its successor, a change in the interim CEO of the Company or the appointment of a new CEO of the Company, a change in the current Chairman of the Board of the Company or the election of a new Chairman of the Board of the Company.

2.4 Return of Materials.  Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to Company all of Company’s property and Confidential Information (as defined in Section 3.1) that is in Consultant’s possession or control.

3. CONFIDENTIALITY

3.1 Definition.  “Confidential Information” means any non‑public information that relates to the actual or anticipated business, research, or development of Company and any proprietary information, trade secrets, and know‑how of Company that is disclosed to Consultant by Company, directly or indirectly, in writing, orally, or by inspection or observation of tangible items.  Confidential Information includes, but is not limited to, research, product plans, products, services, customer lists, development plans, inventions, processes, formulas, technology, designs, drawings, marketing, finances, and other business information.  Confidential Information is the sole property of Company.

3.2 Exceptions.  Confidential Information does not include any information that:  was publicly known and made generally available in the public domain prior to the time Company disclosed the information to Consultant,   became publicly known and made generally available, after disclosure to Consultant by Company, through no wrongful action or inaction of Consultant or others who were under confidentiality obligations, or  was in Consultant’s possession, without confidentiality restrictions, at the time of disclosure by Company, as shown by Consultant’s files and records.

3.3 Nondisclosure and Nonuse.  Consultant will not, during and after the term of this Agreement, disclose the Confidential Information to any third party or use the Confidential Information for any purpose other than the performance of the Services on behalf of Company.  Consultant will take all reasonable precautions to prevent any unauthorized disclosure of the Confidential Information.

3.4 Former Client Confidential Information.  Consultant will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent client of Consultant prior to her employment as an employee of Company or other person or entity.  Furthermore, Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any client, person, or entity unless consented to in writing by the client, person, or entity.

3.5 Third Party Confidential Information.  Company has received, and in the future will receive, from third parties confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of the information and to use it only for certain limited purposes.  Consultant owes Company and these third parties, during and after the term of this Agreement, a duty to hold this confidential and proprietary information in the strictest confidence and not to disclose it to any person or entity, or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreements with these third parties.

3.6DTSA Notice.  Consultant is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.    Consultant is further hereby notified that if Consultant files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Consultant may disclose the employer's trade secrets to Consultant’s attorney and use the trade secret information in the court proceeding if Consultant: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

4. OWNERSHIP

4.1 Assignment.  All works of authorship, designs, inventions, improvements, technology, developments, discoveries, and trade secrets conceived, made, or discovered by Consultant during the period of this Agreement, solely or in collaboration with others, that relate in any manner to the business of Company (collectively, “Inventions”) will be the sole property of Company.  In addition, Inventions that constitute copyrightable subject matter will be considered “works made for hire” as that term is defined in the United States Copyright Act.  To the extent that ownership of the Inventions does not by operation of law vest in Company, Consultant will assign (or cause to be assigned) and does hereby assign fully to Company all right, title, and interest in and to the Inventions, including all related intellectual property rights.

4.2 Further Assurances.  Consultant will assist Company and its designees in every proper way to secure Company’s rights in the Inventions and related intellectual property rights in all countries.  Consultant will disclose to Company all pertinent information and data with respect to Inventions and related intellectual property rights.  Consultant will execute all applications, specifications, oaths, assignments, and other instruments that Company deems necessary in order to apply for and obtain these rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to these Inventions, and any related intellectual property rights.  Consultant’s obligation to provide assistance will continue after the termination or expiration of this Agreement.

4.3 Pre‑Existing Materials.  If in the course of performing the Services, Consultant incorporates into any Invention any other work of authorship, invention, improvement, or proprietary information, or other materials owned by Consultant or in which Consultant has an interest, Consultant will grant and does now grant to Company a nonexclusive, royalty‑free, perpetual, irrevocable, worldwide license to reproduce, manufacture, modify, distribute, use, import, and otherwise exploit the material as part of or in connection with the Invention.

4.4 Attorney‑in‑Fact.  If Consultant’s unavailability or any other factor prevents Company from pursuing or applying for any application for any United States or foreign registrations or applications covering the Inventions and related intellectual property rights assigned to Company, then Consultant irrevocably designates and appoints Company as Consultant’s agent and attorney in fact.  Accordingly, Company may act for and in Consultant’s behalf and stead to execute and file any applications and to do all other lawfully permitted acts to further the prosecution and issuance of the registrations and applications with the same legal force and effect as if executed by Consultant.

5. CONSULTANT’S WARRANTIES

As an inducement to Company entering into and consummating this Agreement, Consultant represents, warrants, and covenants as follows:

5.1 Enforceability. This Agreement constitutes a valid and binding obligation of Consultant that is enforceable in accordance with its terms.

5.2 Compliance with Applicable Law and Company Policies.  Consultant will comply with all applicable laws, rules, and regulations and will perform the Services in accordance with all policies and procedures provided by Company, including any third-party policies and procedures that Company is required to comply with.

5.3 No Conflict.  The entering into and performance of this Agreement by Consultant does not and will not:  violate, conflict with, or result in a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien, or encumbrance to which Consultant is a party or by which it or any of Consultant’s property is or may become subject or bound, or violate any applicable law or government regulation.  Consultant will not grant any rights under any future agreement, nor will it permit or suffer any lien, obligation, or encumbrances that will conflict with the full enjoyment by Company of its rights under this Agreement.

5.4 Right to Make Full Grant.  Consultant has and will have all requisite ownership, rights, and licenses to fully perform her obligations under this Agreement and to grant to Company all rights with respect to the Inventions and related intellectual property rights to be granted under this Agreement, free and clear of any and all agreements, liens, adverse claims, encumbrances, and interests of any person or entity, including, without limitation, Consultant’s employees, agents, artists, and contractors and their contractors’ employees, agents, and artists, who have provided, are providing, or will provide services with respect to the development of the Inventions.

5.5 Pre‑existing Works and Third-Party Materials.  Consultant will not, without Company’s prior written consent, incorporate any pre‑existing works or third-party materials into the Inventions.  Additionally, Consultant has the right to assign and transfer rights to pre‑existing works and third-party materials as specified in this Agreement.

5.6 Noninfringement.  Nothing contained in the Inventions or required in order for Consultant to create and deliver the Inventions under this Agreement does or will infringe, violate, or misappropriate any intellectual property rights of any third party.  Further, no characteristic of any Invention does or will cause manufacturing, using, maintaining, or selling the Invention to infringe, violate, or misappropriate the intellectual property rights of any third party.

5.7 No Pending or Current Litigation.  Consultant is not involved in litigation, arbitration, or any other claim and knows of no pending litigation, arbitration, other claim, or fact that may be the basis of any claim regarding any of the materials Consultant has used or will use to develop or has incorporated or will incorporate into the Inventions to be delivered under this Agreement.

5.8 No Harmful Content.  The Inventions as delivered by Consultant to Company will not contain matter that is injurious to end‑users or their property, or which is scandalous, libelous, obscene, an invasion of privacy, or otherwise unlawful or tortious.

5.9 Inspection and Testing of Inventions.  Prior to delivery to Company, Consultant will inspect and test each Invention and the media upon which it is to be delivered, if applicable, to ensure that the Invention and media contain no computer viruses, booby traps, time bombs, or other programming designed to interfere with the normal functioning of the Invention or Company’s or an end‑user’s equipment, programs, or data.

5.10 Services. The Services will be performed in a timely, competent, professional, and workmanlike manner by qualified personnel.

5.11 No Representations.  Consultant warrants that, except as expressly set forth herein, no representations of any kind or character have been made to Consultant by Company or by any of its agents, representatives, or attorneys to induce the execution of this Agreement.

6. INDEMNIFICATION

6.1 Indemnification.  Consultant will indemnify, defend, and hold harmless Company and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs, and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with: any negligent, reckless, or intentionally wrongful act of Consultant or Consultant’s employees, or agents,  any breach by Consultant or Consultant’s employees, or agents of any of the covenants, warranties, or representations contained in this Agreement,  any failure of Consultant to perform the Services in accordance with all applicable laws, rules, and regulations, or  any violation or claimed violation of a third party’s rights resulting in whole or in part from Company’s use of the work product of Consultant under this Agreement.

6.2 Intellectual Property Infringement.  In the event of any claim concerning the intellectual property rights of a third party that would prevent or limit Company’s use of the Inventions, Consultant will, in addition to her obligations under Section 6.1, take one of the following actions at her sole expense:

(a) procure for Company the right to continue use of the Invention or infringing part thereof; or
(b) modify or amend the Invention or infringing part thereof, or replace the Invention or infringing part thereof with another Invention having substantially the same or better capabilities.
7. NON-SOLICITATION; NON-DISPARAGEMENT
7.1 Non‑Solicitation. During the term of this Agreement, Consultant will not directly or indirectly, for herself or any third party other than Company, perform any of the following actions:

(a) entice or otherwise engage in any activity that would cause any customer, supplier or other vendor of Company or its affiliates or any other person or entity which has any business relationship with Company or its affiliates to cease its business relationship with Company or its affiliates; or

(b) solicit or encourage any employee or contractor of Company or its affiliates to terminate employment with, or cease providing services to, Company or its affiliates.

7.2 Non-Disparagement.    Consultant agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.  Company agrees that all directors and management-level employees shall refrain from any disparagement, defamation, libel or slander of Consultant, and agrees to refrain from any tortious interference with the contracts and relationships of Consultant.  This paragraph shall not in any way prohibit either party from making truthful statements in a legal or administrative proceeding, or as otherwise required by law or legal process.

7.3 Severability.  The covenants contained in Section 7 will be construed as a series of separate covenants.  If, in any judicial proceeding, a court refuses to enforce any of these separate covenants (or any part of a covenant), then the unenforceable covenant (or part) will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions) to be enforced.  If the provisions of this section are deemed to exceed the time, geographic, or scope limitations permitted by law, then the provisions will be reformed to the maximum time, geographic, or scope limitations permitted by law.

8. ARBITRATION AND EQUITABLE RELIEF

8.1 Arbitration.  Except as provided in Section 8.3 below, any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance, or breach of this Agreement, will be settled by arbitration to be held in King County, Washington, in accordance with the rules then in effect of the American Arbitration Association.  The arbitrator may grant injunctions or other relief in the dispute or controversy.  The decision of the arbitrator will be final, conclusive, and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  Company and Consultant will each pay one‑half of the costs and expenses of the arbitration, and each will separately pay their own counsel fees and expenses.

8.2 Waiver or Right to Jury Trial.  This arbitration clause constitutes a waiver of Consultant’s right to a jury trial for all disputes relating to all aspects of the independent contractor relationship (except as provided in Section 8.3 below), including, but not limited to, the following claims:

(a) claims, both express and implied, for breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or 3 intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation;
(b) any and all claims for violation of any federal, state, or municipal statute.

8.3 Equitable Remedies.  The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Agreement and without abridgement of the powers of the arbitrator.

8.4 Consideration.   Each party’s promise to resolve claims by arbitration in accordance with the provisions of this Agreement, rather than through the courts, is consideration for the other party’s like promise.

9. INDEPENDENT CONTRACTOR; BENEFITS

9.1 Independent Consultant.  It is the express intention of the parties that Consultant perform the Services as an independent contractor.  Nothing in this Agreement will in any way be construed to constitute Consultant as an agent, employee, or representative of Company.  Without limiting the generality of the foregoing, Consultant is not authorized to bind Company to any liability or obligation or to represent that Consultant has any authority.  Consultant must furnish (or reimburse Company for) all tools and materials necessary to accomplish this contract, and will incur all expenses associated with performance, except as expressly provided for in Exhibit A.  Consultant is obligated to report as income all compensation received by Consultant under this Agreement, and to pay all self‑employment and other taxes thereon.  Consultant will indemnify and hold Company harmless to the extent of any obligation imposed on Company  to pay in withholding taxes or similar items or  resulting from a determination that Consultant is not an independent contractor.

9.2 Benefits.  Except as expressly provided in Exhibit A,  Consultant acknowledges that Consultant will not receive benefits from Company either as a contractor or employee, including without limitation paid vacation, sick leave, medical insurance, and 401(k) participation.  If a Consultant is reclassified by a state or federal agency or court as an employee of Company, Consultant will become a reclassified employee and will receive no benefits except those expressly provided in Exhibit A or mandated by state or federal law, even if by the terms of Company's benefit plans in effect at the time of the reclassification Consultant would otherwise be eligible for benefits.

10. MISCELLANEOUS

10.1 Nonassignment and No Subcontractors.  Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Consultant, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Company.  Consultant may not utilize a subcontractor or other third party to perform her duties under this Agreement without the prior written consent of Company.  Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.  Any assignment in violation of the foregoing will be null and void.

10.2 Notices.  Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be:   delivered in person,  sent by first class registered mail, or air mail, as appropriate, or  sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address as set forth below.  Either party may change its address for notices by notice to the other party given in accordance with this Section.  Notices will be deemed given at the time of actual delivery in person, three business days after deposit in the mail as set forth above, or one day after delivery to an overnight air courier service.

10.3 Waiver.  Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing to be effective.  Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of the party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice the party's right to take subsequent action.  Exercise or enforcement by either party of any right or remedy under this Agreement will not preclude the enforcement by the party of any other right or remedy under this Agreement or that the party is entitled by law to enforce.

10.4 Severability.  If any term, condition, or provision in this Agreement is found to be invalid, unlawful, or unenforceable to any extent, the parties will endeavor in good faith to agree to amendments that will preserve, as far as possible, the intentions expressed in this Agreement.  If the parties fail to agree on an amendment, the invalid term, condition, or provision will be severed from the remaining terms, conditions, and provisions of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law.

10.5 Confidentiality of Agreement. Consultant will not disclose any terms of this Agreement to any third party without the consent of Company, except as required by applicable laws.
10.6 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original and together will constitute one and the same agreement.
10.7 Governing Law. The internal laws of Washington, but not the choice of law rules, govern this Agreement.
10.8 Headings. Headings are used in this Agreement for reference only and will not be considered when interpreting this Agreement.

10.9 Integration.  This Agreement and all exhibits contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the parties with respect to said subject matter.  No terms, provisions, or conditions of any purchase order, acknowledgement, or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties, or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to these terms, provisions, or conditions.  This Agreement may not be amended, except by a writing signed by both parties.

“Company” JONES SODA CO.	PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. “Consultant” Jennifer Cue
Name: Jeff Anderson	Name: Jennifer Cue
Title: Board Member and Audit Committee Chair	Signature: /s/ Jennifer Cue
Signature: /s/ Jeff Anderson
Address for Notice: 66 Hanford Street, #150, Seattle, WA 98134

EXHIBIT A

Services and Compensation

1. Contact; Reporting. Consultant’s principal contacts with Company, to whom Consultant will report:

Name: Jamie Colburn

Title:  Interim CEO

Name: Michael M. Fleming

Title:  Chairman of the Board

2. Services. Services include, but are not limited to, the following:

Consultant shall assist Company with the transition of Consultant’s former duties to Company’s interim and successor chief executive officer.  Consultant and Company shall mutually agree on the press release and all internal and external communication with respect to her departure as CEO of Company. Consultant shall be available on an as-needed basis to answer questions, meet with vendors and customers, provide advisory services regarding Company’s products and its industry,  and consult regarding sales and marketing plans and other strategic matters, in each case as directed by Company’s CEO and/or Chairman of the Board.

3. Compensation

3.1During the Term, Consultant will be paid a consulting fee equal to $13,750 per month on the first (1st) day of each month, commencing on May 1, 2020.  The $13,750.00 monthly consulting fee will be paid each month by direct deposit or by ACH into Consultant’s bank account. If the $13,750.00 consulting fee is not paid by the fifth (5th) day of each month, then consultant will be entitled to receive from Company a $25.00 per day late fee for each day beyond the fifth (5th) day of each month that the consulting fee is not paid.

3.2PTO Pay:  Any accrued Paid Time Off remaining as of the Termination Date will be paid on April 24, 2020, less applicable taxes and withholdings. Any and all accrued PTO pay will be paid by direct deposit or will be paid by ACH into Consultant’s bank account.

3.3Bonus:  Consultant will not be entitled to receive any bonus for 2020 or 2021.

3.4Post-Termination COBRA Continuation:  Effective May 1, 2020, Consultant and/or Consultant’s covered spouse and dependents may elect a temporary extension of medical, dental and vision plan coverage at group rates (called “COBRA continuation coverage”).  Consultant must pay all applicable premiums for any such COBRA continuation coverage.  Company will provide Consultant with a separate notice summarizing the COBRA continuation coverage rights and obligations, as well as an election form. So long as Consultant continues to elect COBRA continuation coverage,  Company will subsidize Consultant’s monthly COBRA cost to the same extent Company subsidizes other employees of Company with similar benefit elections provided that Company’s subsidization shall cease effective March 31, 2021.

3.6Expenses.  Company will reimburse Consultant for all reasonable expenses incurred by Consultant in performing Services pursuant to this Agreement, if Consultant receives written consent from an authorized agent of Company prior to incurring the expenses and submits receipts for the expenses to Company in accordance with Company policy.

3.7Unemployment Compensation.  If Consultant files for unemployment compensation benefits, Company will not contest Consultant’s eligibility therefor.

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